Exhibit 5.1

March 7, 2025

Lifeward Ltd.
200 Donald Lynch Blvd.
Marlborough, MA 01752

Ladies and Gentlemen:

We refer to the Prospectus Supplement filed by Lifeward Ltd. (the “Company”) on or about the date hereof with the United States Securities and Exchange Commission (the “SEC”), as thereafter amended or supplemented (the “Prospectus Supplement”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale of the Company’s ordinary shares, NIS 1.75 par value per share, having an aggregate offering price of up to $5,488,800 (the “Shares”) pursuant to the At The Market Offering Agreement (the “Agreement”) by and between the Company and H.C. Wainwright & Co., LLC dated March 7, 2025. The Prospectus Supplement supplements the Prospectus dated May 16, 2022, contained in the Registration Statement on Form S-3 (File No. 333-263984) filed by the Company with the SEC under the Act.

In connection herewith, we have examined and relied without investigation as to matters of fact upon such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares are duly authorized and, when issued by the Company and delivered upon payment of the consideration therefor as contemplated by the Agreement, will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

The opinion set forth in this letter is effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about the date hereof, and the references to this firm in the section entitled “Legal Matters” in the Prospectus Supplement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed under the provisions of the Act as part of the Prospectus Supplement. We express no opinion other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours, /s/ Goldfarb Gross Seligman & Co. Goldfarb Gross Seligman & Co.